Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: Global Currency Gold Trust

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

FIRST: That the name of the Trust is changed from “Global Currency Gold Trust” to “World Currency Gold Trust”.

3.	This certificate of Amendment shall be effective August 22, 2016.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 22nd day of August, 2016.

GLOBAL CURRENCY GOLD TRUST

By:	DELAWARE TRUST COMPANY, as Trustee

	By:	/s/ William G. Popeo

	Name:	Alan R. Halpern

	Title:	President